AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(the "Agreement")

RECITALS:

A. Sphere 3D Corp., an Ontario corporation (the "Employer") and Kurt Kalbfleisch (the "Executive") entered into an employment agreement (the "2022 Employment Agreement") dated June 20, 2022 (the "Original Date").

B. The Employer and the Executive previously agreed to replace the 2022 Employment Agreement to address certain changes to the Executive's role and responsibility and to enter into a New Employment Agreement dated March 27, 2024 (the "2024 Employment Agreement")

C. to provide for the new terms and conditions of the Executive's employment with the Employer effective as the date of execution by the Executive on the signature page hereto (the "Effective Date"), subject to execution and delivery of this Agreement by both parties.

D. The Corporation and the Shareholders desire to further amend, restate and replace the 2024 Employment Agreement in its entirety as set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the parties covenant and agree with each other as follows:

1. Replacement. Each party respectively acknowledges and declares that, as at the date hereof, the foregoing Recitals, insofar as they relate to it, are true and correct. All other agreements, including the 2022 Employment Agreement and the 2024 Employment Agreement, regarding the matters contained in this Agreement, whether written or oral, are terminated.

2. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

3. Duties. The Executive shall serve the Employer as its Chief Financial Officer and during such period where no replacement Chief Executive Officer (the "CEO") has been appointed, to serve in the role as Interim CEO. The Executive shall have the customary powers, responsibilities and authorities of a Chief Financial Officer and Interim CEO, as are assigned by the Board of Directors (the "Board") or, as assigned by a new CEO upon appointment.

4. Term. This Agreement shall be terminable "at will," which means by either Party, with or without Cause (defined below), notice, or Good Reason (defined below) at any time, subject to Paragraph 7 below.

5. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Base Salary. During the term of this Agreement, for all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a starting base salary at the annual rate of USD$336,000 ("Base Salary"). The Base Salary shall be reviewed annually and adjusted to ensure the level is marketable and performance is recognized appropriately in the Employer's sole discretion, with the first salary review to be effective as of January 31, 2026. The Base Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

(b) Annual Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual discretionary Target Bonus equal to 75% of the Executive's Base Salary, as recommended by the CEO (or if the Executive is then serving as Interim CEO, the Board) and approved by the Board (the "Target Bonus"), based on (i) the performance of the Employer, and (ii) the performance criteria for the Executive as determined by the CEO (or if the Executive is then serving as Interim CEO, the Board) and approved by the Board in their sole discretion, which shall be reasonably formulated in consultation with the Executive based on the objectives and operational state of the business. The CFO and the CEO (or if the Executive is then serving as Interim CEO, the Board) shall develop and document in writing the performance criteria for the payment of the Target Bonus by March 31st of each performance year. The payment of the Target Bonus, if any, shall be in the Employer's sole discretion and the Executive must be an active employee of the Employer in good standing at the time of payment in order to receive the Target Bonus, subject to Section 7 below. In addition, the CEO (or if the Executive is then serving as Interim CEO, the Board) may recommend to the Board for approval, in their sole discretion, the issuance of additional restricted stock units and/or options of the Employer ("RSUs") based upon the achievement of certain performance and financial thresholds as determined by the CEO (or if the Executive is then serving as Interim CEO, the Board) in consultation with the Executive, the Board and communicated to the Executive by March 31st of each performance year. In the absence of the Board's communication to the Executive of the performance criteria for the Target Bonus or RSUs by March 31st of a performance year (subject to any extensions agreed amongst the Employer and the Executive), it shall be assumed at year-end that the Executive is entitled to the Target Bonus.

(c) Regular Benefits. The Executive shall be entitled to family health insurance benefits from Employer (fully paid for by the Employer), and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any of its executive management employees. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. The Executive may, in his discretion, retain, or obtain, his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive. The Executive understands that all benefits provided in this section may be reduced by, or subject to, all applicable taxes. Employer shall reimburse the Executive for the cost of obtaining or retaining his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, including out-of-pocket expenses related to family medical expenses and deductibles, the costs of which shall be reimbursed by the Employer to the Executive in an amount up to an average of $5,000 per month during the Employment Term.

(d) Vacation. The Executive shall be entitled to twenty (20) days of paid time off per year. Such vacation leave will be taken in accordance with the Employer's standard employee vacation policy, and at such time or times as will not unreasonably hinder or interfere with the Employer's business or operations.

(e)  Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to all applicable deductions and withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any legally required payments or benefits or for any legally required deduction or withholding from any payment or benefit.

(f) Expenses. The Employer shall reimburse the Executive for all approved reasonable and necessary business-related out-of-pocket expenses incurred or paid by the Executive in performing his duties under this Agreement and that are consistent with applicable policies of the Employer. The Employer shall also reimburse the Executive for all preapproved reasonable professional organization membership fees that are consistent with the Executive's professional accreditations or are otherwise required to fulfill the Executive's duties for the Employer. All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time-to- time reasonably request.

(g) Equity Issuance. Upon execution of this Agreement and in recognition of acting in the capacity of Interim CEO, the Executive shall be granted a one-time issuance of 1,000,000 RSUs on execution of this Agreement which shall vest as follows:  25% on June 1, 2025, and (B) the remaining RSUs shall vest at the end of each calendar quarter thereafter over a period of eight quarters, being 6.25% of the initial issuance (i.e., 93,750 RSUs each quarter), with the first vesting to occur on September 1, 2025; subject in each case to the Executive's continued employment through each such applicable vesting date, unless otherwise accelerated pursuant to the Performance Incentive Plan or as otherwise set forth in this Agreement.

Section 7(a)(iv) below addresses the methodology for vesting RSUs and options issued to the Executive in the event of termination of the Executive's employment by the Employer without Cause (as defined below) or by the Executive for Good Reason (as defined below).

(h) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

(i) Increase of D&O Limits. The Employer undertakes to perform a review of its Director and Officer Liability coverage on a periodic basis and increase coverage under such policy as deemed appropriate by the Board. In the event of a Change of Control or termination of the employee (to the extent not already covered in the existing policy), the Employer shall covenant and agree to purchase a six year "tail option" for the Executive which addresses the statute of limitations.

6. Extent of Service.

(a) During the Executive's employment under this Agreement, the Executive shall devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the CEO (or if the Executive is then serving as Interim CEO, the Board) and the Board, such approval not to be unreasonably withheld; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(i) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 8(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement; and

(iii) participating or sitting on the Boards of other companies, provided that the Executive shall notify the Board and seek the Board's approval, which approval shall not be unreasonably held, and such involvement does not detract from the Executive fulfilling his responsibilities to the Employer under this Agreement.

(b) The Executive shall cooperate with the Employer in the event the Employer wishes to obtain key-man insurance on the Executive. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

7. Termination and Termination Benefits.

(a) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. In the event of termination of the Executive's employment by the Employer without Cause (as defined below) or by the Executive for Good Reason (as defined below), the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

(i) continued payment of the Executive's Base Salary plus 50% of the Executive's Target Bonus for the period from the date of termination until the date that is eighteen (18) months after the date of termination to be paid as salary continuation;

(ii) all unpaid and accrued vacation at the termination date;

(iii) if the Executive is participating in the Employer's health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the Employer paying the entire cost of the regular premium for such benefits for twelve (12) months after the date of termination; (with an additional month of Employer's payment of COBRA premiums to be added for every completed year of service to Employer as Chief Financial Officer to be calculated from the Original Date); or if at the Executive's discretion, retain, or obtain, his family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive as continuation of reimbursement of the Executive's costs for the aforementioned benefit for a period of twelve (12) months, subject to a maximum average monthly reimbursement to the Executive of $5,000;

(iv) the RSUs and options, both vested and unvested, previously granted, to the Executive shall immediately vest; and

(v) a pro rata share of the Executive's Target Bonus at the termination date. and any declared but unremitted bonus payment owing that had not yet been paid to the Executive from the prior year.

Any payment(s) made to the Executive as set forth in Paragraph 7 shall be conditional upon the execution and delivery by the Executive of a full and final release of claims in favor of the Employer, in form and substance acceptable to the Employer.

Notwithstanding the foregoing, nothing in this Section 7(a) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(a)(iii) ceases.

For purposes of this Agreement, the term "Cause" shall mean:

(i) materially dishonest or fraudulent statements or acts of the Executive with respect to the Employer or any affiliate of the Employer;

(ii) the Executive's conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii) willful misconduct of the Executive or the failure of the Executive without justification, within ten (10) days after receipt by the Executive of written notice from the Board or CEO (or if the Executive is then serving as Interim CEO, the Board), to comply with reasonable specific written instructions of the Board for other specific action or specific omission to act that in each case may adversely affect the Employer's business or operations; or

(iv) material breach by the Executive of any of the Executive's obligations under this Agreement, or any other agreement to which the Executive and Employer are now or hereafter parties, provided that Employer has given written notice to the Executive of such asserted material breach and the Executive has failed to cure such breach within ten (10) days of such notice.

For purposes of this agreement, "Good Reason" shall mean:

(i) a material breach by Employer of this Agreement;

(ii) a diminution in the Executive's title, compensation, or responsibilities;

(iii) a Change in Control (defined below) and/or

(iv) the relocation of the geographic location of the Executive's principal place of employment by more than fifty (50) miles from the location of the Executive's principal place of employment as of the Effective Date.

Notwithstanding the foregoing, "Good Reason" shall not exist under subsections (i) and (ii) above unless: (x) the Executive provides Employer detailed written notice setting forth the circumstances of such conduct or condition within 60 days following the date that the Executive becomes aware of such circumstances constituting "Good Reason"; (y) the Employer has thirty (30) days to cure such conduct or condition claimed to give rise to Good Reason; and (z) the Employer fails to cure by the end of the 30-day cure period.

For purposes of this Agreement, a "Change of Control" shall mean the occurrence after the date hereof of any of (a) acquisition by an individual or legal entity or "group" (as described in Rule 13d- 5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Employer, by contract or otherwise) of in excess of 50% of the voting securities of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion), (b) Employer merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with Employer and, after giving effect to such transaction, the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of Employer (calculated on an as-converted basis, regardless of any restrictions on conversion) or the successor entity of such transaction, (c) Employer sells or transfers all or substantially all of its assets to another person or entity and the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction (calculated on an as-converted basis, regardless of any restrictions on conversion), or (d) the execution by Employer of an agreement to which Employer is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

In the event of a Change of Control, in consideration of and contingent upon receipt of his Termination Benefits, the Executive shall help transition his duties for a three (3) month period following the Termination Date if requested in writing by the Employer during reasonable business hours.

(b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with reasonable accommodation ("Disability"), the CEO (or if the Executive is then serving as Interim CEO, the Board) or Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Base Salary and be eligible for benefits under Sections 5(a) and 5(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by the Executive's physician and at the CEO (or if the Executive is then serving as Interim CEO, the Board) or Board's discretion, verified by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 7(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Death. Upon the death of the Executive, the Executive shall receive no payments other than accrued and unpaid wages, unpaid and accrued vacation, and bonuses, vested equity awards and RSUs, and any other amounts to which the Executive may then be entitled under the Agreement to the effective date of termination. In addition, any unvested RSUs or other equity grants will be deemed vested as of the day immediately prior to the date of death. All such amounts will be paid to the Executive's estate.

8. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for the Employer, or discussed or considered by the management of the Employer and that have specific application to the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, including general market or industry knowledge, unless due to breach of the Executive's duties under Section 9(b); any of the items listed in this Section 9 that were developed, possessed or created by the Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by the Executive during the period he is employed by the Employer but which are not directly related to the Employer's business operations.

(b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, the Executive may retain after the termination of his employment with the Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by the Executive.

(d) Non-solicitation. Without the prior written consent of the CEO (or if the Executive is then serving as Interim CEO, the Board) and the Board, during the period that the Executive is employed by Employer and for twelve (12) months immediately following the termination of the Executive's employment for any reason, the Executive will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer's interest in the Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall reasonably cooperate with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 8(f) and shall pay the Executive for his time as a consultant on an hourly basis calculated based on his Base Salary (expressed on an hourly basis) at the time of the termination of his employment or as otherwise mutually agreed.

(g) Developments. The Executive will make full and prompt disclosure to the Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive's direction during the period of his employment and that pertain directly to the Employer's business operations. The Executive acknowledges that all work performed by the Executive for Employer hereunder is on a "work for hire" basis, and the Executive hereby assigns and transfers, and will assign and transfer, to the Employer and its successors and assigns all of the Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of the Employer or any of the products or services of the Employer; (b) result from tasks assigned to the Executive by the Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by the Employer.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

9. Indemnification. Employer agrees to indemnify and hold harmless the Executive to the fullest extent permitted by New York law (including, but not limited to, indemnification for reasonable attorneys' fees and related expenses, including advancement of such fees and expenses as incurred) with respect to any future legal action, investigation, or other matter which in the Executive's reasonable good faith belief requires independent counsel, related to acts taken by the Executive in good faith and within the scope of his employment during the course of the Executive's employment.

10. Arbitration of Disputes. Except for a claim of sexual harassment or sexual assault, any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise as permitted by applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The cost of such arbitration shall be borne by Employer. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of California. Accordingly, with respect to any such court action, the Employer and the Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer, or in the case of the Employer, at its principal executive offices, Attn: Chairman of the Board and a duplicate copy by email at its last known email address, with a copy (which shall not constitute notice) to Meretsky Law Firm, 121 King Street West, Suite 2150, Toronto, Ontario M5P 1M8 Attention: Jason Meretsky, Esq., and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

18. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Sarbanes-Oxley Act of 2002.

(a) In the event the Executive is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Board may, in its sole discretion, direct the Employer to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Employer, which the Board believes, in its sole discretion, may or could be considered an "extraordinary payment" and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 ("SOX") (including, but not limited to, any severance payments made to the Executive upon termination of employment). The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Board shall pay to the Executive such compensation or other payments. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b) In the event that the Employer restates any financial statements which have been contained in reports or registration statements filed with the Securities and Exchange Commission ("SEC"), and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, except with respect to restatements due to (i) changes in accounting laws or business issues not within the Executive's control, or (ii) lawsuits filed or threatened against the Employer, the Executive hereby acknowledges that the Employer shall recover from the Executive (x) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Employer is required to prepare the restatement (y) in excess of what would have been paid the Executive under the restatement. Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Employer for any bonuses received and/or profits realized from the sale of the Employer's securities (including the cash received from exercise of any options (or other awards of stock rights)) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated. Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c) Notwithstanding the last sentence of Section 21(b), if the Employer's common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

21. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code ("Section 409A"), and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting "deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Employer would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your "separation from service" you are a "specified employee" within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your "separation from service." Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. In the event that any payment(s) from the Employer to you is conditioned upon your execution and non-revocation of a general release of claims in favor of the Employer, and the period you have to sign and/or revoke such release spans two calendar years, the Employer will pay (or begin paying you, as applicable) such payment(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

SPHERE 3D CORP.

By:	/s/ Sue Harnett
Sue Harnett, Director
Chairperson of the Compensation Committee

EXECUTIVE:

By:	/s/ Kurt Kalbfleisch
Kurt Kalbfleisch

Date:	4/22/2025